Exhibit 10.1

Execution Version

SHARE REDEMPTION AGREEMENT

This SHARE REDEMPTION AGREEMENT (this “Agreement”) is made and entered into as of November 13, 2014 by and among Cheniere Energy Partners LP Holdings, LLC, a Delaware limited liability company (the “Company”) and Cheniere Energy, Inc., a Delaware corporation (“Cheniere”). The Company and Cheniere are referred to collectively herein as the “Parties” and each individually as a “Party.”

WHEREAS, Cheniere directly owns common shares representing limited liability company interests in the Company (the “Common Shares”);

WHEREAS, the Company has filed a registration statement on Form S-1 relating to an offering of Common Shares (the “Offering”) at a price of $22.76 per Common Share (the “Offering Price”) and

WHEREAS, Cheniere desires to sell, and the Company desires to acquire by way of redemption, free and clear of any and all Liens (as defined herein), an aggregate of 10,100,000 Common Shares on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the covenants, agreements and representations and warranties contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

REDEMPTION; CLOSING

Section 1.1 Redemption. Upon the terms and subject to the conditions of this Agreement, Cheniere agrees to sell to the Company, and the Company agrees to acquire from Cheniere, 10,100,000 Common Shares (the “Redeemed Shares”) by way of redemption, free and clear of any and all mortgages, pledges, encumbrances, liens, security interests, options, charges, claims, deeds of trust, deeds to secure debt, title retention agreements, rights of first refusal or offer, limitations on voting rights, proxies, voting agreements, conditional sale agreements, options, adverse claims of, or restrictions on, ownership or use, limitations on transfer or other agreements or claims of any kind, character, description or nature whatsoever, other than as set forth in the Amended and Restated Limited Liability Company Agreement of the Company (collectively, “Liens”).

Section 1.2 Redemption Price. Upon the terms and subject to the conditions of this Agreement, in consideration of the aforesaid redemption by the Company of the Redeemed Shares in the aforesaid manner, the Company shall pay to Cheniere a price equal to $22.679 per Redeemed Share, for an aggregate redemption price equal to $229,057,900 (the “Redemption Price”), which represents the amount received by the Company in the Offering net of estimated Offering expenses. Notwithstanding the foregoing, if the aggregate fees and expenses of outside legal counsel, independent auditors, financial printers, the transfer agent for the Company and any other service provider and the Securities and Exchange Commission and the Financial Industry Regulatory Authority, in each case for services provided or fees paid in connection with the Offering, exceed the estimated Offering expenses of $811,060, then Cheniere shall pay to the Company such amount, which payment shall be treated for all purposes as a reduction of the Redemption Price in an amount equal to the aggregate amount of such payment divided by 10,100,000.

Section 1.3 Expenses. Except as otherwise provided, all fees and expenses incurred by each Party hereto in connection with the matters contemplated by this Agreement shall be borne by the Party incurring such fee or expense, including without limitation the fees and expenses of any investment banks, attorneys, accountants or other experts or advisors retained by such Party.

Section 1.4 Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place on November 19, 2014 or other date both Parties may mutually agree (the “Closing Date”), provided that the obligations of Cheniere and the Company to consummate the transactions contemplated by this Agreement shall be conditioned upon there being no injunction or other order, judgment, law, regulation, decree or ruling or other legal restraint or prohibition having been issued, enacted or promulgated by a court or other governmental authority of competent jurisdiction that would have the effect of prohibiting or preventing the consummation of the transactions contemplated hereunder.

Section 1.5 Closing Deliverables.

(a) On the Closing Date, Cheniere will deliver a letter to the Company, in a form reasonably acceptable to the Company, to acknowledge to the Company that the Redeemed Shares will be automatically redeemed on Closing and that it will have no title in the Redeemed Shares, such shares being cancelled.

(b) At or prior to the Closing Date, for the purposes of the records of Computershare Trust Company, N.A. (“Computershare”) only, in accordance with Section 1.1 hereof:

(i) Cheniere shall deliver or cause to be delivered to Computershare a letter of instruction, in a form and substance reasonably acceptable to Computershare, directing Computershare to transfer ownership of the Redeemed Shares from Cheniere’s account to the Company account;

(ii) the Company shall deliver or cause to be delivered to Computershare a letter of instruction, in a form and substance reasonably acceptable to Computershare, directing Computershare to cancelled the Redeemed Shares immediately following such transfer; and

(iii) the Company shall deliver a letter to Computershare, in a form and substance reasonably acceptable to Computershare, which letter shall include the number of Redeemed Shares to be so transferred, instructing Computershare to transfer the Redeemed Shares from Cheniere’s account to the Company’s account.

(c) On the Closing Date, upon receipt of the acknowledgment required pursuant to Section 1.5(a), the Company shall deliver or cause to be delivered to Cheniere the Redemption Price by wire transfer of immediately available funds to such account as Cheniere has specified in writing prior to the Closing Date.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties. Each of Cheniere and the Company represents and warrants to the other that:

(a) it is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate or limited liability company power, as applicable, to own, lease and operate its properties, to carry on its business as presently conducted and to carry out the transactions contemplated by this Agreement;

(b) it has duly and validly taken all action necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

(c) this Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms subject, as to the enforcement of remedies, to (i) applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement or creditors’ rights generally from time to time in effect and (ii) to general principles of equity, whether enforcement is sought in a proceeding at law or in equity; and

(d) the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, or the compliance with any of the provisions of this Agreement will not (i) conflict with or result in a breach of any provision of its certificate of incorporation, certificate of formation, by-laws or limited liability company agreement, as applicable, (ii) breach, violate or result in a default under any of the terms of any agreement or other instrument or obligation to which it is a party or by which it or any of its properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to it or affecting any of its properties or assets.

ARTICLE III

MISCELLANEOUS

Section 3.1 Survival. Each of the representations, warranties, covenants, and agreements in this Agreement or pursuant hereto shall survive the Closing. Except as expressly set forth in this Agreement, no party has made any representation, warranty, covenant or agreement.

Section 3.2 Notices. All notices and other communications pursuant to this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by U.S. registered or certified mail (return receipt requested), postage prepaid, to the Parties at the addresses set forth below or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice or communication shall be deemed to have been delivered and received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of telecopy delivery, on the date sent if confirmation of receipt is received and such notice is also promptly mailed by registered or certified mail (return receipt requested), (c) in the case of a nationally-recognized overnight courier in circumstances under which such courier guarantees next Business Day (as defined below) delivery, on the next Business Day after the date when sent and (d) in the case of mailing, on the second Business Day following that on which the piece of mail containing such communication is posted to the address provided herein or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above. Any Party hereto may give any notice, request, demand, claim or other communication hereunder using any other means (including ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Notices to Parties pursuant to this Agreement shall be given:

If to the Company:

Cheniere Energy Partners LP Holdings, LLC

700 Milam Street, Suite 800

Houston, Texas 77002

Attention: Chief Financial Officer

If to Cheniere:

Cheniere Energy, Inc.

700 Milam Street, Suite 800

Houston, Texas 77002

Attention: Chief Financial Officer

Section 3.3 Certain Definitions. For all purposes of and under this Agreement, the following terms have the following meanings:

(a) “Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions located in the Houston, Texas are authorized or obligated by applicable law or executive order to close;

(b) “Person” means any natural person, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity; and

(c) “Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any court, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, taxing or other governmental or quasi-governmental authority.

Section 3.4 Severability. If any provision of the Agreement is held to be invalid or unenforceable at law, all other provisions of the Agreement shall remain in full force and effect. Upon any such determination, the Parties agree to negotiate in good faith to modify this Agreement so as to give effect to the original intent of the Parties to the fullest extent permitted by applicable law.

Section 3.5 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement may not be assigned by either Party without the prior written consent of the other Party. This Agreement is not intended and shall not be construed to create any rights or remedies in any parties other than Cheniere and the Company, and no Person shall assert any rights as third party beneficiary hereunder.

Section 3.6 Entire Agreement. This Agreement contains the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings among the Parties relating to the subject matter hereof.

Section 3.7 Amendment; Waiver. This Agreement may be amended if, and only if, such amendment is in writing and signed by the Company and Cheniere. Any provision of this Agreement may be waived by the Party against whom the waiver is to be effective.

Section 3.8 Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.

Section 3.9 Consent to Jurisdiction. This Agreement may be signed in any number of counterparts and the signatures delivered by telecopy, each of which shall be an original, with the same effect as if the signatures were upon the same instrument and delivered in person. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Parties.

Section 3.10 Further Assurances. Upon the terms and subject to the conditions of this Agreement, each of the Parties hereto agrees to execute such additional documents, to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate or make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

CHENIERE ENERGY PARTNERS LP HOLDINGS, LLC

By:	/s/ Michael J. Wortley
Name:	Michael J. Wortley
Title:	Chief Financial Officer

CHENIERE ENERGY, INC.

By:	/s/ Michael J. Wortley
Name:	Michael J. Wortley
Title:	Senior Vice President and Chief Financial Officer

[Signature Page to Share Redemption Agreement]